Exhibit 99.0

For Immediate Release	Contacts:	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Dianne Douglas 310-252-2703 Dianne.Douglas@mattel.com

MATTEL REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

First Quarter Financial Highlights

•	Worldwide net sales up 5 percent;
•	Domestic gross sales down 1 percent and international gross sales up 15 percent;
•	Worldwide gross sales for core brands: Barbie® down 6 percent; Hot Wheels® up 2 percent; core Fisher-Price® up 18 percent and American Girl® brands up 17 percent;

•	Gross margin decreased 440 basis points of net sales; SG&A increased 230 basis points of net sales;
•	Operating income as a percentage of net sales was 1.6 percent, down 540 basis points; and
•	Earnings per share of $0.02 vs. prior year of $0.07.

EL SEGUNDO, Calif., April 20, 2004 — Mattel, Inc. (NYSE:MAT) today reported 2004 first quarter financial results. For the quarter, the company reported net income of $9.0 million, or $0.02 per share, compared to last year’s first quarter net income of $32.8 million, or $0.07 per share.

“While we are not surprised by the results for the quarter, we are not pleased,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “As I have said before, improving topline growth is our main focus for the year, and we will continue to invest in programs and initiatives in order to drive future topline growth.”

First Quarter Financial Overview

For the quarter, net sales were $780.9 million, a 5 percent increase from $745.3 million last year, which included a benefit from changes in currency exchange rates of 5 percentage points. Additionally, beginning in last year’s fourth quarter, the company changed the way it classifies certain close out sales resulting in a 1.8 percentage point benefit to net sales for the first quarter of 2004 when compared to the year ago quarter. On a regional basis, first quarter gross sales decreased 1 percent in the U.S., and in international markets, first quarter gross sales were up 15 percent, which included a benefit from changes in currency exchange rates of 12 percentage points.

Operating income was down 76 percent at $12.7 million, primarily reflecting continued cost pressures and the company’s investment in growth and continuous improvement initiatives. In the first quarter of 2003, operating income included charges of $11.6 million associated with the company’s financial realignment plan, which was completed in the fourth quarter of 2003. From time to time, the company expects to invest in initiatives intended to enhance productivity and improve margins, and while the company will continue to provide information regarding the cost of these initiatives, it will no longer provide the pro forma impact on results.

The company’s balance sheet continued on track with a debt-to-total-capital ratio of 24 percent, which is consistent with the company’s long-term goal. During the quarter, the company’s cash and short-term investments declined by approximately $365 million, an improvement of $134 million compared with last year’s first quarter driven primarily by improvements in net cash used for operations.

First Quarter Sales by Business Unit

Mattel Brands

For the first quarter, worldwide gross sales for the Mattel Brands business unit were $532.1 million, or flat versus a year ago, reflecting an 11 percent decline in domestic sales offset by a 13 percent increase in international sales, driven by currency exchange rates. Worldwide gross sales for the Barbie® brand were down 6 percent. Worldwide gross sales for Other Girls Brands were down 1 percent. Worldwide gross sales for the Wheels category, which includes the Hot Wheels®, Matchbox® and Tyco® R/C brands, were up 1 percent. Worldwide gross sales for the Entertainment category, which includes the Games and Puzzles segment, were up 16 percent for the quarter.

Fisher-Price® Brands

First quarter worldwide gross sales for the Fisher-Price® Brands business unit, which includes the Fisher-Price®, PowerTouch™, Little People®, Rescue Heroes® and Power Wheels® brands, were $264.0 million, up 13 percent due to strong worldwide sales of core Fisher-Price® and Fisher-Price Friends.

American Girl® Brands

First quarter gross sales for the American Girl® Brands business unit, which offers American Girl® branded products direct to consumers, were $54.1 million, up 17 percent, primarily due to sales generated by the new American Girl Place® retail store in New York City, which opened in November 2003.

Live Webcast

Mattel will webcast its 2004 first quarter earnings conference call at 5:30 a.m. Pacific Standard time (8:30 a.m. Eastern Standard time) today. The conference call will be simulcast on the “Investors & Media” section of www.mattel.com. To listen to the live call, logon to the Website at least 15 minutes early to register, download and install any necessary audio software. An archive of the call may be accessed beginning two hours after the completion of the live call. To listen to a replay of the call via telephone, dial + (719) 457-0820. The passcode is 461872. The telephonic playback will be available beginning at 8:30 a.m. Pacific Standard time the morning of the call, until Wednesday, April 21st at 9 p.m. Pacific Standard time.

Mattel reports its financial results in accordance with generally accepted accounting principles (GAAP). Information required by Securities and Exchange Commission Regulation G, regarding any non-GAAP financial measures provided for analytical purposes, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of www.mattel.com, under the headings “Financial Information”—“Earnings Releases.”

About Mattel

Mattel, Inc., (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products, including Barbie®, the most popular fashion doll ever created. Leading the toy and game market, the Mattel family is comprised of such best-selling brands as Hot Wheels®, Matchbox®, American Girl®, and Tyco® R/C, as well as Fisher-Price brands (www.fisher-price.com), including Little People®, Rescue Heroes®, Power Wheels® and a wide array of entertainment-inspired toy lines. With worldwide headquarters in El Segundo, Calif., Mattel employs more than 25,000 people in 36 countries and sells products in more than 150 nations throughout the world. The Mattel vision is to be the world’s premier toy brands—today and tomorrow.

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Note: Forward-looking statements with respect to the financial condition, results of operations and business of the company are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company’s dependence on the timely development, manufacture, introduction and customer acceptance of new products; the seasonality of the toy business; customer concentration and pricing; significant changes in buying and payment patterns of major customers, including as a result of bankruptcy; adverse changes in general economic conditions in the U.S. and internationally, including adverse changes in the retail environment, employment and the stock market; order predictability and supply chain management; the impact of competition on revenues and margins; the supply and cost of raw materials, components, employee benefits and various services; the success of new initiatives; the effect of currency exchange rate fluctuations on reportable income; risks associated with acquisitions and mergers; risks associated with foreign operations; negative results of litigation, governmental proceedings or environmental matters; possible work stoppages, slowdowns or strikes; possible outbreaks of SARS or other diseases; political developments and the threat or occurrence of war or terrorist acts; the inherent risk of new initiatives and other risks and uncertainties as may be detailed from time to time in the company’s public announcements and SEC filings. This release contains forward-looking statements about revenue growth and initiatives to drive revenue growth, future programs to enhance productivity and margins, and the company’s long-term debt-to-capital ratio goal. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended March 31,
	2004		2003		Yr / Yr % Change
(In millions, except per share and percentage information)	$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales (a)	$780.9		$745.3		5%
Cost of sales (a)	429.2	55.0%	377.3	50.6%	14%

Gross Profit	351.7	45.0%	368.0	49.4%	-4%
Advertising and promotion expenses	87.4	11.2%	83.8	11.3%	4%
Other selling and administrative expenses	251.6	32.2%	222.9	29.9%	13%
Restructuring and other charges	—	0.0%	8.7	1.2%	-100%

Operating Income	12.7	1.6%	52.6	7.0%	-76%
Interest expense	15.2	1.9%	17.4	2.3%	-13%
Interest (income)	(4.9)	-0.6%	(6.4)	-0.9%	-23%
Other non-operating (income), net	(10.0)	-1.3%	(3.0)	-0.4%

Income Before Income Taxes	12.4	1.6%	44.6	6.0%	-72%
Provision for income taxes	3.4		11.8

Net Income	$9.0	1.2%	$32.8	4.4%	-73%

EPS—Basic	$0.02		$0.07

Average Number of Common Shares Outstanding—Basic	428.2		438.3

EPS—Diluted	$0.02		$0.07

Average Number of Common and Common Equivalent Shares Outstanding—Diluted	432.2		443.9

(a)	Close out sales for the first quarter of 2003, totaling $13.3 million, are classified as a reduction of cost of sales.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended
(In millions, except percentage information)	3/31/2004		3/31/2003
Worldwide Gross Sales (a):
Mattel Brands	$532.1		$532.3
% Change		0%		1%
Pos./(Neg.) Impact of Currency (in % pts)		6		5
Fisher-Price Brands	264.0		233.3
% Change		13%		3%
Pos./(Neg.) Impact of Currency (in % pts)		3		3
American Girl Brands	54.1		46.4
% Change		17%		-8%
Other	3.3		0.5

Gross Sales	$853.5		$812.5

% Change		5%		1%
Pos./(Neg.) Impact of Currency (in % pts)		5		4
Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$853.5		$812.5
Sales Adjustments	(72.6)		(67.2)

Net Sales (a)	$780.9		$745.3

% Change		5%		0%
Pos./(Neg.) Impact of Currency (in % pts)		5		4

(a)	Close out sales for the first quarter of 2003, totaling $13.3 million, are classified as a reduction of cost of sales. Please refer to Mattel's Current Report on Form 8-K dated February 3, 2004, for discussion of annual and quarterly close out sales amounts impacting worldwide gross sales.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At March 31,		At Dec. 31, 2003
(In millions)	2004	2003
	(Unaudited)	(Unaudited)
Assets
Cash and short-term investments	$788.0	$768.4	$1,152.7
Accounts receivable, net	546.9	531.0	543.9
Inventories	402.6	394.8	388.7
Prepaid expenses and other current assets	255.6	236.2	309.6

Total current assets	1,993.1	1,930.4	2,394.9
Property, plant and equipment, net	615.1	588.4	625.9
Other assets	1,497.0	1,468.1	1,490.2

Total Assets	$4,105.2	$3,986.9	$4,511.0

Liabilities and Stockholders' Equity
Short-term borrowings	$69.7	$17.1	$19.6
Current portion of long-term debt	51.0	182.1	52.3
Accounts payable and accrued liabilities	725.9	757.2	1,142.7
Income taxes payable	223.3	172.7	253.2

Total current liabilities	1,069.9	1,129.1	1,467.8
Long-term debt	588.9	639.9	589.1
Other long-term liabilities	238.1	196.0	237.9
Stockholders' equity	2,208.3	2,021.9	2,216.2

Total Liabilities and Stockholders' Equity	$4,105.2	$3,986.9	$4,511.0

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At March 31,
(In millions, except days and percentage information)	2004	2003
Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	63	64
Inventories
Days of Supply (DOS)	85	82
Total Debt Outstanding	$709.6	$839.1
Total Debt-to-Total Capitalization	24.3%	29.3%

	Three Months Ended
(In millions)	3/31/2004	3/31/2003
Preliminary Condensed Cash Flow Data (a):
Cash Flows Used For Operating Activities	$(373)	$(481)
Cash Flows Used For Investing Activities	(31)	(32)
Cash Flows From Financing Activities and Other	39	14

(Decrease) in Cash and Short-term Investments	$(365)	$(499)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.